Exhibit 10.4
December 22, 2008
Donald A. Sherman
c/o Delphi Capital Management, Inc.
590 Madison Avenue, 30th Floor
New York, New York 10022
Amendment and Restatement of Restricted Share Unit Award Agreement
Dear Don:
     This letter will serve as notice that, by action of the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”), the terms and conditions of the award made to you effective February 16, 2007 of 17,144 Restricted Share Units (the “Units”), pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan, as amended (the “Plan”), as described in the Award Agreement dated February 28, 2007 (the “Prior Award Agreement”), have, pursuant to Section 9(d) of the Plan, been amended and restated in accordance with the terms hereof.
     In connection with such amendment and restatement, this letter will serve to replace the Prior Award Agreement in its entirety with respect to the terms of the Units, which, as so amended and restated, are as follows (with all capitalized terms used but not defined below having the meanings set forth in the Plan):
     The Units entitle you to receive 17,144 shares of the Company’s Class A Common Stock (the “Stock”) upon the earliest of (a) your death or Disability (as defined below), (b) the expiration of such Delay Period (as defined below) as may be required by the penultimate paragraph of this letter following your “separation from service” (which term, as used herein, shall have the definition contained in Treas. Reg. § 1.409A-1(h)) with the Company or a Subsidiary thereof (i) by reason of your Occupational Disability (as defined below) that does not also qualify as a Disability or normal retirement in accordance with the policies set by the Company’s Board of Directors (the “Board”), (ii) by the Company or such Subsidiary other than for Cause (as defined below), (iii) by you for Good Reason (as

Donald A. Sherman
December 22, 2008

defined below), or (iv) for any reason following a Change of Ownership of the Company, (c) an event or condition that constitutes both a Change of Ownership of the Company and a “change in control event” (which term, as used herein, shall have the definition contained in Treas. Reg. § 1.409A-3(i)(5)(i)) with respect to the Company, and (d) with respect to the Applicable Vested Percentage of such number of shares of the Stock only, the expiration of such Delay Period as may be required by the penultimate paragraph of this letter following your “separation from service” with the Company or a Subsidiary thereof for any reason. The “Applicable Vested Percentage,” with respect to the Units, shall be equal to zero until February 8, 2010, on which date such percentage shall be increased to thirty-three and one third percent (33 1/3%), with such percentage to be increased by an additional 33 1/3% on each of February 8, 2011 and February 8, 2012.
     However, if your employment with the Company or a Subsidiary thereof terminates other than (a) by the Company or such Subsidiary not for Cause or by you for Good Reason, (b) due to your death, Disability, Occupational Disability, or normal retirement in accordance with the policies set by the Board, or (c) for any reason following a Change of Ownership of the Company, the Units will, except as to the Applicable Vested Percentage thereof then in effect, be forfeited to the Company. In addition, notwithstanding anything set forth above or otherwise in this letter, if your employment is terminated by the Company or a Subsidiary thereof for Cause, the Units will be forfeited to the Company.
     For purposes of the foregoing, with respect to the Units:
     “Cause” means (a) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (b) fraud with respect to the business of the Company or a Subsidiary thereof, or (c) gross neglect of duties of your office specified in writing by the Board. For purposes hereof, you shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given to you and (ii) the delivery to you of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting called and held for that purpose, and at which you together with your counsel were given an opportunity to be heard, finding that you were guilty of

Donald A. Sherman
December 22, 2008

conduct described in this definition of “Cause”, and specifying the particulars thereof in detail.
     “Good Reason” means your voluntary termination of employment within 120 days after the occurrence without your express written consent of any of the following events, provided that you give notice to the Company at least 30 days in advance requesting that the situation be remedied, and the situation remains unremedied upon expiration of such 30-day period: (i) your removal from, or any failure to reelect you to, the position of President and Chief Operating Officer of the Company, except in connection with your termination for Cause, Occupational Disability, or Disability or termination by you other than for Good Reason; or (ii) reduction in your rate of base salary for any fiscal year to less than 100 percent of the rate of your base salary, as in effect on the date on which the Units were awarded; (iii) failure of the Company or a Subsidiary thereof to continue in effect any retirement, life insurance, medical insurance or disability plan in which you were participating on the date on which the Units were awarded unless the Company or such Subsidiary provides you with a plan or plans that provide substantially comparable benefits; (iv) a Change of Ownership; or (v) any purported termination by the Company or a Subsidiary thereof of your employment for Cause that is not effected in compliance with the definition of “Cause” above.
     “Occupational Disability” means an illness, injury, accident or condition of either a physical or psychological nature as a result of which you are unable to perform substantially the duties and responsibilities of your position for 180 days during a period of 365 consecutive calendar days.
     You will be deemed to have a “Disability” if you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary thereof.
     The number of shares of the Stock to which the Units related shall automatically be proportionately adjusted for any

Donald A. Sherman
December 22, 2008

increase or decrease in the number of issued shares of the Stock resulting from a subdivision or consolidation of shares of the Stock or the payment of a stock dividend (including but not limited to a stock split effected in the form of a stock dividend) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. In addition, in the event that the Committee shall determine that any reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event not covered by the preceding sentence, affects the Stock or the value thereof such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under the Units, then the Committee shall make such equitable changes or adjustments as it deems appropriate.
     On each date on which you receive shares of the Stock in respect of Units, unless you have specifically elected otherwise in writing prior thereto, the Company will withhold such number of such shares as shall satisfy your obligations for the payment of the related withholding taxes and other tax obligations, subject to the limitation set forth in the last sentence of Section 9(c) of the Plan. In order to determine the number of shares to be withheld for such purpose, the value of a share of the Stock shall be equal to the closing price of a share of the Stock as reported by the New York Stock Exchange on such date.
     In the event it shall be determined by the Company’s independent auditors that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of vesting of any of the Units), by the Company or a Subsidiary thereof to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, but determined without regard to any additional payments required pursuant hereto) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar excise tax), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”), to be made no later than the end of the calendar year in which you make payment of the Excise Tax (notice of which payment shall be provided by you to the Company), in an amount such that after

Donald A. Sherman
December 22, 2008

payment by you of all taxes (including any Excise Tax, income tax or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, you retain from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.
     The Units are subject to the terms and conditions of the Plan and may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the time, if any, that you become entitled to receive shares of the Stock as provided herein other than by will or the laws of descent and distribution.
     It is intended that the Units and this letter will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, to the extent subject thereto, and this letter shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary herein, if you are, on the date of your “separation from service”, a “specified employee” within the meaning of that term under Treas. Reg. § 1.409A-1(i), then with regard to any distribution of Stock provided for in clauses (b) or (d) of the third paragraph of this letter, such distribution shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all distributions delayed pursuant to this paragraph shall be made to you in a single lump sum. The Company shall not have any obligation to indemnify or otherwise protect you from any obligation to pay any taxes pursuant to Section 409A of the Code.
     Please confirm your consent to and acceptance of the amended and restated terms and conditions of the Units set forth above, which shall supersede the provisions of the Prior Award Agreement in its entirety, by signing and dating both counterparts

Donald A. Sherman
December 22, 2008

of this letter and returning one to me. The other counterpart may be retained for your files.

Very truly yours,
/s/ CHAD W. COULTER
Chad W. Coulter
Senior Vice President, Secretary and General Counsel

Agreed to and accepted:

/s/ DONALD A. SHERMAN	Date: December 22, 2008
Donald A. Sherman